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                                                                  EXHIBIT 99.11


                              BROADCOM CORPORATION

                        STOCK OPTION ASSUMPTION AGREEMENT
                                 GRANTS OUTSIDE
                                  OPTION PLAN

         STOCK OPTION ASSUMPTION AGREEMENT effective as of the 31st day of May, 1999 by Broadcom Corporation, a California corporation ("Broadcom").

         WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the Common Stock of Armedia, Inc., a Delaware corporation ("Armedia"), which were granted to Optionee and are evidenced by the following agreement between Armedia and Optionee: a Nonstatutory Stock Option Agreement (the "Option Agreement").

         WHEREAS, Armedia has been acquired by Broadcom through the merger (the "Merger") of ARM Acquisition, Inc. ("MergerSub"), a wholly-owned subsidiary of Broadcom, with and into Armedia, pursuant to the Agreement and Plan of Reorganization dated April 23, 1999 by and among Broadcom, MergerSub and Armedia (the "Reorganization Agreement").

         WHEREAS, the provisions of the Reorganization Agreement require Broadcom to assume all obligations of Armedia under all outstanding options at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

         WHEREAS, pursuant to the provisions of the Reorganization Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is .03765544 of a share of Broadcom Class B Common Stock ("Broadcom Stock") for each outstanding share of Armedia Common Stock ("Armedia Stock").

         WHEREAS, this Stock Option Assumption Agreement is effective as of the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options which have become necessary by reason of the assumption of those options by Broadcom in connection with the Merger.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. The number of shares of Armedia Stock subject to the outstanding options held by Optionee immediately prior to the Effective Time (the "Armedia Options") and the exercise price payable per share are set forth in Exhibit(s) A hereto. Broadcom hereby assumes, as of the Effective Time, all the duties and obligations of Armedia under each of the Armedia Options. In connection with such assumption, the number of shares of Broadcom Stock purchasable under each Armedia Option hereby assumed and the exercise price payable




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thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Broadcom Stock subject to each Armedia Option hereby assumed shall be as specified for that option in attached Exhibit(s) A, and the adjusted exercise price payable per share of Broadcom Stock under the assumed Armedia Option shall also be as indicated for that option in attached Exhibit(s) A.

         2. The intent of the foregoing adjustments to each assumed Armedia Option is to assure that the difference between the aggregate fair market value of the shares of Broadcom Stock purchasable under each such option and the aggregate exercise price of such shares as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the difference which existed, immediately prior to the Merger, between the then aggregate fair market value of the Armedia Stock subject to the Armedia Option and the aggregate exercise price of such shares in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share as that which existed under the Armedia Option immediately prior to the Merger.

         3. The following provisions shall govern each Armedia Option hereby assumed by Broadcom:

                  (a) Unless the context otherwise requires, all references in each Option Agreement (i) to the "Company" shall mean Broadcom, (ii) to "Common Stock" shall mean shares of Broadcom Stock, (iii) to the "Board of Directors" shall mean the Board of Directors of Broadcom and (iv) to the "Committee" shall mean the Option Committee of the Board of Directors of Broadcom.

                  (b) The grant date and the expiration date of each assumed Armedia Option and all other provisions which govern either the exercise or the termination of the assumed Armedia Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Option Agreement shall accordingly govern and control Optionee's rights under this Stock Option Assumption Agreement to purchase Broadcom Stock.

                  (c) Pursuant to the terms of the Option Agreement, none of your options assumed by Broadcom in connection with the transaction will terminate and cease to be outstanding upon the consummation of the Merger. Each Armedia Option shall be assumed by Broadcom as of the Effective Time. Each such assumed Armedia Option shall thereafter continue to vest for any remaining unvested shares of Broadcom Stock subject to that option on the same terms and in accordance with the same installment vesting schedule as those in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares of Broadcom Stock subject to each such installment shall be adjusted to reflect the Exchange Ratio.


                                       2.

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                  (d) For purposes of applying any and all provisions of the
         Option Agreement to Optionee's status as an employee of or a consultant to Armedia, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee of or a consultant to Broadcom or any present or future Broadcom subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Armedia Options upon Optionee's cessation of service as an employee of or a consultant to Armedia shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Broadcom and its subsidiaries, and each assumed Armedia Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee of or a consultant to Broadcom and its subsidiaries.

                  (e) The adjusted exercise price payable for the Broadcom Stock subject to each assumed Armedia Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Broadcom Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Armedia Stock prior to the Merger shall be included.

                  (f) In order to exercise each assumed Armedia Option, Optionee must deliver to Broadcom a written notice of exercise in which the number of shares of Broadcom Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Broadcom Stock and should be delivered to Broadcom at the following address:

                  Broadcom Corporation
                  16215 Alton Parkway
                  Irvine, California  92618
                  Attention: Manager of Shareholder Services

         4. Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.



                                       3.


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         IN WITNESS WHEREOF, Broadcom has caused this Stock Option Assumption
Agreement to be executed on its behalf by its duly-authorized officer as of the 31st day of May, 1999.


                                         BROADCOM CORPORATION


                                         By:
                                             David A. Dull, Esq.
                                             Vice President, General Counsel
                                             and Secretary


                                 ACKNOWLEDGMENT

         The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands and agrees that all rights and liabilities with respect to each of his or her Armedia Options hereby assumed by Broadcom are as set forth in the Option Agreement and this Stock Option Assumption Agreement.

DATED: __________________, 1999


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                                             SIGNATURE OF OPTIONEE



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